Exhibit 99.1

NEWS RELEASE

EDITORIAL CONTACTS:	INVESTOR CONTACTS:

Dave Kroll	Mike Haase
(408) 749-3310	(408) 749-3124
dave.kroll@amd.com	mike.haase@amd.com

Ruth Cotter
(408) 749-3887
ruth.cotter@amd.com

AMD REPORTS SECOND QUARTER RESULTS

— All-Time High Revenue Driven by Record Sales of Spansion™ Flash Memory and AMD Opteron™ Processors —

SUNNYVALE, CA, July 14, 2004 — AMD (NYSE: AMD) today reported sales of $1.262 billion and net income of $32 million for the quarter ended June 27, 2004. Net income amounted to $0.09 per diluted share.

Second quarter sales increased by 96 percent from the second quarter of 2003 and increased by two percent from the first quarter of 2004. In the second quarter of 2003, AMD reported sales of $645 million and a net loss of $140 million, or $0.40 per share. In the first quarter of 2004, AMD reported sales of $1.236 billion and net income of $45 million, or $0.12 per diluted share.

“We are pleased to report a ninety-six percent year-over-year increase in sales and solid profitability based on record sales of our leading-edge products,” said Robert J. Rivet, AMD’s chief financial officer.

“We achieved record Spansion™ Flash memory sales in the second quarter and more than tripled operating income from $14 million to $45 million. Spansion maintained clear leadership in the NOR Flash memory market. In addition, accelerating AMD Opteron™ and Mobile AMD Athlon™ 64 processor sales contributed to a double-digit operating margin for our microprocessor business.”

BUSINESS OVERVIEW

Operating income increased to $72 million in the second quarter of 2004 from $61 million in the prior quarter and an operating loss of $123 million in the second quarter of 2003. This result was due to higher sales, strong execution of the company’s technology transitions and solid manufacturing performance. Gross margin was 38 percent, equal to the first quarter of 2004.

The Memory Group achieved record sales of $673 million in the second quarter, an increase of 220 percent from $211 million in the second quarter of 2003 and seven percent from $628 million in the first quarter of 2004. The consolidation of AMD’s and Fujitsu’s Flash memory businesses began at the start of the third quarter of 2003. The Memory Group generated operating income of $45 million, up from $14 million in the prior quarter, driven by the successful transition to 110nm technology and benefit recognized from the integration of the two businesses.

Flash memory sales grew in all major regions and across both the embedded and wireless segments driven by continued strong demand from tier-one customers.

The transition to 110nm process technology for both floating gate and MirrorBit™ Flash memory technologies is on schedule. Spansion is on track to double Flash memory bit capacity in 2004.

Computation Products Group (CPG) sales were $554 million in the second quarter of 2004. This is an increase of 36 percent from $406 million in the second quarter of 2003 and is a three percent decrease from $571 million in the first quarter of 2004. CPG generated operating income of $58 million in the second quarter, a decrease from $67 million in the first quarter of 2004.

Demand for AMD64 processors accelerated significantly during the quarter. Increased AMD Opteron processor sales were largely due to growing enterprise demand and increased shipments to tier-one customers. Additionally, consumer sales of notebook PCs powered by Mobile AMD Athlon 64 processors increased considerably.

The transition from 130nm to 90nm technology at Fab 30 is on track, yielding products with excellent power consumption characteristics. AMD began 90nm volume production in May and plans to ship 90nm microprocessors for revenue in the third quarter. Construction of AMD’s new 300mm Fab 36 in Dresden is on schedule with production planned in the first half of 2006.

ADDITIONAL HIGHLIGHTS OF THE QUARTER

•	Spansion launched its second-generation MirrorBit technology, a low voltage, high-speed Flash memory architecture optimized for wireless applications.
•	AMD’s momentum accelerated in China with Lenovo Group Ltd. introducing new desktop systems based on the award-winning AMD Athlon 64 and AMD Athlon XP processors.
•	AMD announced the completed design of its AMD64 dual-core processor. AMD expects to deliver high-performance dual-core products to the x86 server and workstation market in mid-2005 and introduce dual-core solutions for high-end client PCs later that year.
•	AMD opened the AMD Japan Engineering Laboratory in Tokyo to support AMD’s mobile processor platform design activities.
•	Leading enterprise benchmarks, including TPC-C and several SPEC® benchmarks, confirmed that the AMD Opteron processor is the world’s highest-performing processor for x86 2 and 4-way servers.
•	AMD launched the AMD Athlon 64 FX-53 processor and the AMD Athlon 64 processors 3800+, 3700+ and 3500+, offering customers the highest performing x86 processors for the desktop market.
•	AMD64 processors powered every computer in PC World’s “Power PCs” list and won a host of other awards, including Windows and SQL Server Magazine’s “Best of TechEd,” PC World’s “Product of the Year,” Computer Reseller News’ “Power Ultimate PC,” and Mobile PC Magazine’s “Mobile Choice” award.

•	AMD reinforced its profile in the digital media entertainment industry at Eric Clapton’s Crossroads Guitar Festival, where an AMD64 processor-based digital audio workstation was the recording platform of choice.
•	AMD introduced a line of low-power, high-performance AMD Geode™ embedded x86 processors designed for a wide range of Microsoft® Windows® XP-based mobile devices.

CURRENT OUTLOOK

AMD’s outlook statements are based on current expectations. The following statements are forward looking, and actual results could differ materially. Economic and industry conditions remain uncertain and continue to make it difficult to forecast product demand. In the third quarter of 2004, AMD expects sales to increase in each of its two major businesses and total sales to increase moderately.

AMD TELECONFERENCE

AMD will hold a conference call for the financial community at 2:30 p.m. PT today to discuss second-quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its web site at www.amd.com or www.streetevents.com. The webcast will be available for ten days after the conference call.

CAUTIONARY STATEMENT

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations. Risks include the possibility that global business and economic conditions will worsen resulting in lower than currently expected sales in the second half of 2004; that Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities targeting the company’s processor business will prevent attainment of the company’s current processor sales plans; that demand for personal computers and, in turn, demand for the company’s processors will be lower than currently expected; that adoption of AMD64 products by tier-one OEMs will not occur as expected; that demand for the company’s Flash memory products will be lower than currently expected, particularly in the high-end mobile telephone sector and that the company will not be able to increase Flash memory market share; that Intel Corporation will negatively affect NOR Flash memory prices; that customer acceptance of MirrorBit technology will not continue to increase; that the company will not continue to be successful integrating the Flash memory operations of Spansion LLC, or be able to achieve or sustain any benefit from its creation; that the company will not be able to meet demand for its products; that the company may not achieve its current product and technology introduction schedules; that the company’s transition to 90nm manufacturing processes for processors and 110nm manufacturing processes for Flash memory will not occur in the expected timeframe and that the company will not recognize the expected benefits from the technology transition; that the company will not be able to raise the capital to enable it to establish leading-edge capacity to maintain its market leadership positions; and that solutions providers will not timely provide the infrastructure, including operating systems and applications, to support the company’s AMD64 technology. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 28, 2003, and the Quarterly Report on Form 10-Q for the quarter ended March 28, 2004.

ABOUT AMD

AMD (NYSE:AMD) designs and produces innovative microprocessors, Flash memory devices and low-power processor solutions for the computer, communications and consumer electronics industries. AMD is dedicated to delivering standards-based, customer-focused solutions for technology users, ranging from enterprises and governments to individual consumers. For more information visit www.amd.com.

AMD, the AMD Arrow logo, AMD Athlon, AMD Opteron, AMD Geode, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Spansion and MirrorBit are trademarks of Spansion LLC. SPEC is a registered trademark of Standard Performance Evaluation Corporation in the U.S. and/or other jurisdictions. Microsoft and Windows are registered trademarks of Microsoft Corporation in the U.S. and/or other jurisdictions. Other names used are for identification purposes only and may be trademarks of their respective owners.

Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended			Six Months Ended
	Jun. 27, 2004	Mar. 28, 2004	Jun. 29, 2003	Jun. 27, 2004	Jun. 29, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,261,837	$1,236,433	$645,261	$2,498,270	$1,359,816

Cost of sales	783,069	768,840	425,085	1,551,909	921,677
Research and development	224,821	226,090	208,513	450,911	411,575
Marketing, general and administrative	178,993	180,217	135,161	359,210	273,389
Restructuring and other special charges, net	2,514	—	—	2,514	2,146

	1,189,397	1,175,147	768,759	2,364,544	1,608,787

Operating income (loss)	72,440	61,286	(123,498)	133,726	(248,971)
Interest income and other, net	(2,203)	10,981	4,971	8,778	11,711
Interest expense	(27,956)	(30,154)	(26,364)	(58,110)	(52,169)

Income (loss) before minority interest, income taxes, and equity in net income of joint venture	42,281	42,113	(144,891)	84,394	(289,429)

Minority interest in (income) loss of subsidiary	(6,527)	5,351	—	(1,176)	—
Provision for income taxes	3,574	2,373	—	5,947	2,936
Equity in net income of joint venture	—	—	4,795	—	5,913

Net income (loss)	32,180	45,091	(140,096)	77,271	(286,452)

Net income (loss) per common share

Basic	$0.09	$0.13	$(0.40)	$0.22	$(0.83)

Diluted	$0.09	$0.12	$(0.40)	$0.21	$(0.83)

Shares used in per share calculation

- Basic	353,655	351,328	346,320	352,491	345,666
- Diluted	420,053	417,963	346,320	419,008	345,666

Advanced Micro Devices, Inc.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(Thousands)

	Quarter Ended			Six Months Ended
	Jun. 27, 2004	Mar. 28, 2004	Jun. 29, 2003	Jun. 27, 2004	Jun. 29, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$32,180	$45,091	$(140,096)	$77,271	$(286,452)
Depreciation and amortization	292,393	297,980	213,568	590,373	423,322
Interest income	(3,529)	(2,178)	(3,291)	(5,707)	(13,371)
Interest expense	27,956	30,154	26,364	58,110	52,169
Provision for income taxes	3,574	2,373	—	5,947	2,936

EBITDA	$352,574	$373,420	$96,545	$725,994	$178,604

CONSOLIDATED BALANCE SHEETS

(Thousands)

	Jun. 27, 2004	Mar. 28, 2004	Dec. 28 2003*
	(unaudited)	(unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$1,142,274	$1,308,356	$1,313,367
Accounts receivable, net	744,548	669,357	609,457
Inventories	726,179	692,588	697,658
Prepaid expenses and other current assets	148,909	153,829	177,145
Deferred income taxes	115,537	119,546	102,651

Total current assets	2,877,447	2,943,676	2,900,278

Property, plant and equipment, net	3,792,494	3,730,837	3,848,492
Other assets	339,521	328,442	345,575

	$7,009,462	$7,002,955	$7,094,345

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$540,404	$498,927	$492,616
Accrued compensation and benefits	165,788	186,091	160,644
Accrued liabilities	289,581	286,776	327,122
Restructuring accruals	20,160	24,175	29,770
Income taxes payable	14,560	28,867	41,370
Deferred income on shipments to distributors	131,538	114,292	116,949
Current portion of long-term debt and capital lease obligations	246,642	253,235	193,266
Other current liabilities	102,637	86,673	90,533

Total current liabilities	1,511,310	1,479,036	1,452,270

Deferred income taxes	162,752	172,866	157,690
Long-term debt and capital lease obligations	1,748,049	1,801,002	1,899,674
Other long-term liabilities	349,289	383,048	428,761
Minority interest in subsidiary	718,216	716,481	717,640

Stockholders’ equity:
Capital stock:
Common stock, par value	3,543	3,522	3,502
Capital in excess of par value	2,004,362	1,979,027	1,958,833
Retained earnings	294,888	262,723	217,891
Accumulated other comprehensive income	217,053	205,250	258,084

Total stockholders’ equity	2,519,846	2,450,522	2,438,310

	$7,009,462	$7,002,955	$7,094,345

*	Derived from the December 28, 2003 audited financial statements of Advanced Micro Devices, Inc.

AMD

Selected Corporate Data

(Unaudited)

	Quarter Ended						Six Months Ended
Segment Information	Jun. 27, 2004		Mar. 28, 2004		Jun. 29, 2003*		Jun. 27, 2004		Jun. 29, 2003*
Computation Products (1)
Revenue	$554	M	$571	M	$406	M	$1,125	M	$876	M
Operating Income (Loss)	58	M	67	M	(52	)M	125	M	(105	)M

Memory Products (2)
Revenue	673	M	628	M	211	M	1,301	M	429	M
Operating Income (Loss)	45	M	14	M	(74	)M	59	M	(137	)M

All Other (3)
Revenue	34	M	38	M	28	M	72	M	55	M
Operating Income (Loss)	(30	)M	(20	)M	2	M	(50	)M	(6	)M

Total AMD
Revenue	1,262	M	1,236	M	645	M	2,498	M	1,360	M
Operating Income (Loss)	72	M	61	M	(123	)M	134	M	(249	)M

Other Data	Jun. 27, 2004		Mar. 28, 2004		Jun. 29, 2003*		Jun. 27, 2004		Jun. 29, 2003*
Depreciation & Amortization	$292	M	$298	M	$214	M	$590	M	$423	M
Capital Additions	$361	M	$202	M	$103	M	$563	M	$283	M
Headcount	14,690		14,370		11,723		14,690		11,723
International Sales (4)	80%		82%		74%		81%		75%
Research and Development	$225	M	$226	M	$209	M	$451	M	$412	M
EBITDA	$353	M	$373	M	$97	M	$726	M	$179	M

*	Q1 2003 and Q2 2003 results do not include data for FASL LLC as the information is not available.
(1)	Computation Products segment includes PC processors and Chipsets.
(2)	Memory Products segment includes Flash memory products of AMD and Spansion LLC.
(3)	The All Other category includes Embedded Processors, Network Products, Geode products, and Foundry Services. Also included in the All Other category are certain operating expenses and credits that are not allocated to the operating segments.
(4)	For quarter and six months ended June 29, 2003, percentages were adjusted for sales to Latin America, which were previously reflected as U.S. sales.